Exhibit 24(b)

SECRETARY'S CERTIFICATE

OF

ALLTEL CORPORATION

I, Francis X. Frantz, do hereby certify that I am the duly elected, qualified and acting Secretary of ALLTEL Corporation, a Delaware corporation ("ALLTEL"), and further certify in such capacity that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of ALLTEL at a meeting held on March 11, 2002; said resolutions have not been amended, modified, annulled or revoked and, as of the date hereof, are in full force and effect:

RESOLVED FURTHER, that the officers of ALLTEL be, and each of them hereby is, authorized and directed, for and on behalf of ALLTEL, to prepare and file with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "Act"), and any applicable rules or regulations promulgated thereunder including, without limitation, Rule 415, one or more registration statements on Form S-3 or such other form or forms as may be applicable or necessary, and to do, or cause to be done, all acts and things necessary or advisable to effect registration under the Act of any securities included in the Securities specified on Schedule 1 and to effect the qualification of any indenture contemplated by these resolutions, including any proposed supplemental or amended indenture(s) thereto, under the Trust Indenture Act of 1939, as amended.

RESOLVED FURTHER, that the Chairman and Chief Executive Officer, the President and Chief Operating Officer, or any Executive or Senior Vice President, the Secretary, and each other officer and director of ALLTEL who may be required to execute any such registration statements or any amendments thereto, be, and each of them hereby is, authorized and directed to execute a power-of-attorney authorizing Joe T. Ford, Scott T. Ford, Francis X. Frantz, Jeffery R. Gardner, and David A. Gatewood, or any of them, as ALLTEL's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute, in the name, place, and stead of ALLTEL, the foregoing registration statement(s), any amendments thereto, and all instruments necessary or appropriate in connection therewith, and to file any such power-of-attorney with the SEC; and that the acts of such attorneys-in-fact, or any such substitutes, be, and they hereby are, authorized and approved.

IN WITNESS WHEREOF, I have executed this Certificate on this 28 day of March, 2002.

ALLTEL CORPORATION
/s/ Francis X. Frantz
Francis X. Frantz
Secretary

Schedule 1

Securities

  Debt securities;
  Equity linked securities or equity units consisting of (i) debt securities and (ii) accompanying forward purchase contracts pursuant to which the holder of the debt securities is required to purchase a specified number of shares of ALLTEL common stock at a future date and at a price specified in the purchase contract;
  Any ALLTEL common stock issued or delivered under the forward purchase contracts; and
  In addition to items 1-3 above, ALLTEL common stock, ALLTEL preferred stock, warrants in respect of debt securities, common stock, and preferred stock, depositary shares in respect of ALLTEL preferred stock, any other ALLTEL equity securities, any other ALLTEL equity-linked securities, and equity units consisting of any combination of any of the foregoing debt and equity or equity-linked securities.